Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 9, 2013
Registration Statement No. 333-168098

ABS New Issue: $1.25bln TAOT 13-A - Full Pxg Details

$1,250,001,000 Toyota Auto Receivables 2013-A OT ($789.075mm Offered Notes)
Jt-Leads: BofAML (struc), MS, RBS         Co-Mgrs: BNP, Citi, Mizuho, Siebert

	NOTE	OFFER
CLS	BAL(mm)	AMT(mm)	M/S&P	WAL	PWIN	E.FINAL	L.FINAL	SPREAD	YLD	CPN	$PRICE
A1	342.000	0.000	P-1/A-1+	0.31	1-7	11/13	4/15/14	*NOT OFFERED*
A2	416.600	374.940	Aaa/AAA	1.05	7-19	11/14	9/15/15	EDSF + 5	0.372	.37	99.99821
A3	342.200	307.980	Aaa/AAA	2.10	19-34	2/16	1/17/17	ISW + 16	0.551	.55	99.99923
A4	117.950	106.155	Aaa/AAA	3.20	34-42	10/16	11/15/18	ISW + 18	0.700	.69	99.97161
B	31.251	0.000	Aa3/AA	3.49	42-42	10/16	6/17/19	*NOT OFFERED*

TICKER		:	TAOT 13-A	REGISTRATION	:	Public
EXPECTED RATINGS		:	Moody's/S&P	BILL & DELIVER	:	BofAML
PXG SPEED		:	1.3% ABS 5% Call	EXPECTED SETTLE	:	4/17/13
MIN DENOMS		:	$1K x $1K	FIRST PAY	:	5/15/13
CUSIPS	A-2	:	89236R AB5
	A-3	:	89236R AC3
	A-4	:	89236R AD1

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.